SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 27, 2010

OPTIONABLE, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51837	52-2219407
(State of Incorporation)	(Commission File Number)	(IRS Employer ID)

55 St. Marks Place, Suite 4
New York, NY 10003-7988
(Address of principal executive offices)

(914) 773-1100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 27, 2010, Optionable, Inc. (the “Company”) appointed Matthew L. Katzeff, age 40, to the position of Chief Financial Officer. Per his employment letter, Mr. Katzeff shall receive an annual salary of $20,000, pro rated for the year 2010. Also, subject to the approval of the Company’s board of directors at its next meeting, Mr. Katzeff shall receive 450,000 stock options in accordance with the Company’s standard terms and conditions for such grant.

Mr. Katzeff is a managing director and head of M&A at Ashir Capital, a financial advisory and strategic consulting firm primarily focused on Chinese companies. He has extensive experience in investment banking, starting in 1993 with The Blackstone Group, where he worked as an analyst. Since his tenure at Blackstone, Mr. Katzeff was part of the M&A teams at SBC Warburg Dillon Read, Credit Suisse First Boston, and the Peter J. Solomon Company. He then became a vice president at North Atlantic Trading Company, focusing on the sourcing and execution of both stand-alone and “bolt-on” private equity investments. He was also responsible for the financing and refinancing of a number of the company’s investments and acquisitions, including the arrangement of senior debt facilities and high-yield offerings. More recently, Mr. Katzeff was a managing director at J. Giordano Securities Group, an investment banking boutique in which he focused upon the development, strategy and execution of debt and equity capital transactions as well as M&A across a number of industry sectors.

Mr. Katzeff has closed transactions amounting to an aggregate value of approximately $14 billion.  Sectors in which Mr. Katzeff has operated include consumer products, retail, business process outsourcing, teleservices, IT services, aerospace and defense, healthcare, building materials, gaming, enterprise software, financial institutions, natural resources, alternative fuels, and general industrial & manufacturing.

Mr. Katzeff graduated from Cornell University in 1991, earning a BS in Economics with a concentration in International Finance.  He is Series 7, 63 and 79 licensed and also is proficient in Spanish and Japanese.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OPTIONABLE, INC.

	By:	/s/ Brad P. O’Sullivan
Brad P. O’Sullivan
Interim Chief Executive Officer

Date: July 27, 2010